Exhibit 3.1

VISION MARINE TECHNOLOGIES INC.

(the “Corporation”)

GENERAL BY-LAWS

DIRECTORS

1.   Calling of and notice of meetings.   Meetings of the board of directors of the Corporation (the “Board”) will be held on such day and at such time as the Chairman of the Board, the President and Chief Executive Officer or the Corporate Secretary of the Corporation or any two directors may determine. Notice specifying the place, date and time of each such meeting shall be served upon each director or left at his or her usual residence or usual place of business, or shall be sent by prepaid mail or electronic means, addressed to each director at his or her address as it appears on the books of the Corporation at least 48 hours prior to the time fixed for such meeting in the case of notice served personally or by electronic means of communication, and at least 72 hours prior to the time fixed for such meeting in other cases.

2.   Directors meeting following election by the shareholders.   Each newly elected Board may without notice hold its first meeting for the purposes of organization and the appointment of officers immediately following the meeting of shareholders at which such Board was elected.

3.   Quorum.   The quorum for the transaction of business at meetings of the Board shall be a majority of the number of directors then in office.

4.   Votes to govern.   At ail meetings of the Board, every question will be decided by a majority of the votes cast on the question. In case of an equality of votes, the Chairman of the Board will not be entitled to a second or casting vote.

5.   Vacancy.   A quorum of directors may fill a vacancy on the Board. A director appointed or elected to fill a vacancy holds office for the unexpired term of his or her predecessor.

6.   Term of office.   Except as herein otherwise provided, each director shall be elected at the annual meeting of shareholders by a majority of the votes cast in respect of such election. It shall not be necessary that the voting for the election of directors of the Corporation be conducted by poli unless voting by poli is demanded by someone present and entitled to vote at such meeting. Unless otherwise decided by the shareholders, each director so elected shall hold office for a term of one year or until the election of his or her successor unless such director resigns or his or her office becomes vacant by death, removal or other cause.

7.   Interest of directors and officers generally in contracts.   No director or officer of the Corporation will be disqualified from his or her office by reason of contracting with the Corporation, nor will any contract or agreement entered into by or on behalf of the Corporation with any of its directors or officers or in which any of its directors or officers is in any way interested be liable to be voided, nor will any director or officer so contracting or being so interested be liable to account to the Corporation for any profit realized from any such contract or agreement by reason of such director or officer holding that office or of the fiduciary relationship thereby established, provided that, in each case, the director or officer has complied with the provisions of the Business Corporations Act (Quebec) (the “QBCA”).

8.   Committees.   The Board may create a committee or committees of the Board, the designation and composition of which shall be at the discretion of the Board, and may delegate to such committee or committees all the powers of the Board except those which, under the QBCA, must be exercised by the Board or which the Board may expressly reserve for itself. The Board may, by choosing among its members, fill any vacancy on a committee of the Board.

9.   Officers.   The Board may appoint one or more officers and other mandataries it deems appropriate. The same person may hold more than one office. Except for the Chairman of the Board, who must be a director, an officer need not be a director or a shareholder of the Corporation. Each officer or mandatary may be removed from office at any time by the Board. Any officer or mandatary may resign at any time by way of notice to the Corporation.

SHAREHOLDERS’ MEETINGS

10.   Notice of meetings.   Notice of the place, date and time of a meeting of shareholders must be sent to each shareholder entitled to vote at the meeting, to each director and to the auditors of the Corporation not less than 21 days and not more than 60 days before the time when the meeting is to be held.

11.   Record date.   The directors may provide for a record date for the purpose of determining shareholders entitled to receive notice of a meeting of shareholders, receive payment of a dividend, participate in a liquidation distribution and vote at a meeting of shareholders, or for any other purpose. For the purpose of determining which shareholders are entitled to receive notice of a meeting of shareholders or vote at the meeting, the record date must be not less than 21 days and not more than 60 days prior to the meeting.

12.   Meetings by telephonic or electronic means.   Any person entitled to attend a meeting of shareholders may participate in the meeting and vote by means of any equipment enabling all participants to communicate directly with one another if the Corporation makes such equipment available to shareholders and other persons entitled to attend and vote at the meeting. A person participating in a meeting by such means is deemed to be present at the meeting. Moreover, a meeting of shareholders may be held solely by means of equipment enabling all participants to communicate directly with one another if the Corporation makes such equipment available to such participants.

13.   Quorum.   At any meeting of shareholders, a quorum will be one or more persons present and holding or representing by proxy more than 20% of the votes entitled to be cast at the meeting.

14.   Chairman and secretary of the meeting.   The meetings of the shareholders shall be chaired by the Chairman of the Board, the Chief Executive Officer or any director of the Corporation designated by the Board. The Corporate Secretary of the Corporation, or in the absence of the Corporate Secretary, any person appointed by the chairman of the meeting, shall act as secretary at meetings of the shareholders. In the absence of these persons within 15 minutes from the time scheduled for the meeting, the shareholders attending the meeting shall designate any person to act as chairman or secretary of the meeting. It shall not be necessary to appoint a chairman and a secretary in the event of an adjournment.

15.   Voting.   Unless otherwise prescribed by the QBCA, the articles or the by-laws of the Corporation, any matter submitted to meetings of shareholders shall be decided by the majority of votes cast on the matter. In case of an equality of votes, the chairman of the meeting will not be entitled to a second or casting vote.

16.   Scrutineers.   The chair of any meetings of shareholders may appoint one or more individuals, whether or not such individuals are shareholders, to act as a scrutineer or scrutineers at such meeting.

17.   Postponement or cancellation of meetings.   A meeting of shareholders may be postponed or cancelled by the Board at any time prior to the date of the meeting.

18.   Procedures at meetings.   The Board may determine the procedures to be followed at any meeting of shareholders including, without limitation, the rules of order. Subject to the foregoing, the chairman of a meeting may determine the procedures of the meeting in all respects.

INDEMNIFICATION

19.   Indemnification of directors and officers.   The Corporation will indemnify a director or officer of the Corporation, a former director or officer of the Corporation or any other person who acts or acted at the Corporation’s request as a director or officer of another group to the extent permitted by the QBCA.

20.   Indemnity of others.   Except as otherwise required by the QBCA and subject to Section 19, the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee, agent of or participant in another entity, against expenses (including legal fees), judgments, fines and any amounts actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which he or she served at the Corporation’s request and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction will not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Corporation or other entity and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his or her conduct was lawful.

21.   Right of indemnity not exclusive.   The provisions for indemnification contained in the by-laws of the Corporation will not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, and will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of that person’s heirs and legal representatives.

22.   No liability of directors or officers for certain matters.   To the extent permitted by law, no director or officer for the time being of the Corporation will be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation will be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to the Corporation will be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his or her respective office or trust or in relation thereto unless the same happens by or through his or her failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation is employed by or performs services for the Corporation otherwise than as a director or officer or is a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact that the person is a director or officer of the Corporation will not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

BANKING ARRANGEMENTS, CONTRACTS

23.   Banking arrangements.   The banking business of the Corporation, or any part thereof, will be transacted with such banks, trust companies or other financial institutions as the Board may designate, appoint or authorize from time to time and all such banking business, or any part thereof, will be transacted on the Corporation’s behalf by one or more officers or other persons as the Board may designate, direct or authorize from time to time.

24.   Execution of instruments.   Subject to the by-laws of the Corporation and unless resolution to the contrary is passed by the Board, contracts, documents or instruments in writing requiring execution by the Corporation will be signed by the President and Chief Executive Officer or by any other officer or a director of the Corporation alone and all contracts, documents or instruments in writing so signed will be binding upon the Corporation without any further authorization or formality. The Board is authorized from time to time by resolution:

a) to appoint any officer or any other person on behalf of the Corporation to sign and deliver either contracts, documents or instruments in writing generally or to sign and deliver specific contracts, documents or instruments in writing, and

b) to delegate to any two officers of the Corporation the powers to designate, direct or authorize from time to time in writing one or more officers or other persons on the Corporation’s behalf to sign and deliver contracts, documents or instruments in writing of such type and on such terms and conditions as such two officers see fit.

Contracts, documents or instruments in writing that are to be signed may be signed by hand, by facsimile, electronically or otherwise. The term “contracts, documents or instruments in writing” as used in this by-law includes without limitation deeds, mortgages, charges, conveyances, powers of attorney, transfers and assignments of property of all kinds (including without limitation transfers and assignments of shares, warrants, bonds, debentures or other securities), proxies for shares or other securities and all paper writings.

MISCELLANEOUS

25.   Transfer Agents and Registrars.   The Board may at any time, by resolution, appoint and replace transfer agent(s) and registrar(s) for the Corporation’s shares and enact by-laws from time to time governing the transfer and registration of the Corporation’s shares. Ail share certificates representing shares of the Corporation issued after such an appointment must be countersigned by an authorized representative of those transfer agent(s) or registrar(s) and are only valid once so countersigned.

26.   Invalidity of any provisions of this by-law.   The invalidity or unenforceability of any provision of this by-law will not affect the validity or enforceability of the remaining provisions of this by-law.

27.   Omissions and errors.   The accidental omission to give any notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any shareholder, director, officer or auditor or any error in any notice not affecting its substance will not invalidate any action taken at any meeting to which the notice related or otherwise founded on the notice.

INTERPRETATION

28.   Interpretation. In this by-law and all other by-laws of the Corporation, words importing the singular only include the plural and vice versa; words importing any gender include all genders; words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and governmental authorities; “Business Corporations Act (Quebec)” or “QBCA” means the Business Corporations Act, CQLR c S-31.1, as from time to time amended, re-enacted or replaced; terms that are not otherwise defined in this by-law have the meanings attributed to them in the Business Corporations Act; “meeting of shareholders” means an annual meeting of shareholders or a special meeting of shareholders of the Corporation.